EXHIBIT 3.1

        CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION FOR NEVADA
                              PROFIT CORPORATIONS

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)


      1.    Name of corporation: Incentra Solutions, Inc.

      2. The articles have been amended as follows (provide article numbers, if available):

                  Article IV is amended to add a new subparagraph (c) as
            follows:

                  (c) On June 8, 2005 (the "Effective Date"), every ten (10) shares of common stock, par value $.001 per share (the "Common Stock"), of the Corporation issued and outstanding at the close of business on the Effective Date (the "Old Shares") will automatically be converted into one share of Common Stock (the "New Shares") of the Corporation. No fractional shares will be issued and, in lieu thereof, each holder of Common Stock whose aggregate shares of Old Shares held in one name or account immediately prior to the Effective Date are fewer than ten (10) shares or not evenly divisible by ten (10) shall receive one full share of New Shares in exchange for such fractional share.

      3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 107,052,776.

      4.    Effective Date of filing (optional): June 9, 2005

      5.    Officer Signature (required): /s/ Thomas P. Sweeney III
                                          ---------------------------
                                              Thomas P. Sweeney III
                                              Chief Executive Officer